     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1996
                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------
                               ROSS SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                          ---------------------------

          CALIFORNIA                                                                                     94-2170198
 (STATE OR OTHER JURISDICTION                                                                         (I.R.S. EMPLOYER
               OF                                                                                  IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

                             555 TWIN DOLPHIN DRIVE
                             REDWOOD CITY, CA 94065
                                 (415) 593-2500
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                          ---------------------------

                                 DENNIS V. VOHS
                            CHIEF EXECUTIVE OFFICER
                               ROSS SYSTEMS, INC.
                             555 TWIN DOLPHIN DRIVE
                             REDWOOD CITY, CA 94065
                                 (415) 593-2500
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                          ---------------------------
                                   Copies to:
                             STEVEN L. BERSON, ESQ.
                       WILSON, SONSINI, GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (415) 493-9300
                          ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the Registrant may decide.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
   Title of Each Class of                                Proposed Maximum Offering        Proposed Maximum
Securities to be Registered   Amount to be Registered       Price Per Share (1)     Aggregate Offering Price (1)
- ----------------------------------------------------------------------------------------------------------------
 Common Stock, no par value         400,000 shares                 $6.25                   $2,500,000.00
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------


   Title of Each Class of
Securities to be Registered    Amount of Registration Fee
- ---------------------------------------------------------------------------------------
 Common Stock, no par value            $863.00
- ----------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457. Based on the last reported sale price on June 12, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION
DATED JUNE 14, 1996

                                 400,000 SHARES

                               ROSS SYSTEMS, INC.

                                  COMMON STOCK

      Ross Systems, Inc. (the "Company") may from time to time offer up to an aggregate of 400,000 shares of its Common Stock (the "Securities"). The Securities offered pursuant to this Prospectus may be issued at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the Securities in respect of which this Prospectus is being delivered the number of shares and the terms of the offering thereof.

     The Company may sell Securities to or through underwriters or directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the number of shares, as applicable, if any, to be purchased by the underwriters and the compensation, if any, of such underwriters or agents.

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 14, 1996.

                             AVAILABLE INFORMATION

     As used in this Prospectus, unless the context otherwise requires, the terms "Ross Systems" and the "Company" mean Ross Systems, Inc. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company also has filed with the Commission a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (the "Form 10-K Report").

     Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (the "September 30, 1995 Form 10-Q Report").

     Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (the "December 31, 1995 Form 10-Q Report").

     Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 (the "March 31, 1996 Form 10-Q/A Report").

     Current Report on Form 8-K dated October 25, 1995 (the "October 25, 1995 Form 8-K Report").

     Current Report on Form 8-K dated January 2, 1996 (the "January 2, 1996 Form 8-K Report").

     Current Report on Form 8-K dated January 26, 1996 (the "January 26, 1996 Form 8-K Report").

     Current Report on Form 8-K dated February 13, 1996 (the "February 13, 1996 Form 8-K Report").

     Current Report on Form 8-K dated February 28, 1996 (the "February 28, 1996 Form 8-K Report").

     Current Report on Form 8-K dated April 23, 1996 (the "April 23, 1996 Form 8-K Report").

     Current Report on Form 8-K dated May 13, 1996 (the "May 13, 1996 Form 8-K Report").

Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Ross Systems, Inc. at its principal offices located at 555 Twin Dolphin Drive, Redwood City, California 94065, telephone (415) 593-2500, attention: Corporate Secretary.

                                  RISK FACTORS

     An investment in the shares being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     Revenue Declines and Operating Losses. The Company's total revenues declined in the second, third and fourth quarters of fiscal 1994, in the first, third and fourth quarters of fiscal 1995 and in the first and second quarters of fiscal 1996, as compared to the same quarters in the prior years. Software product license revenues in those eight quarters declined by 66%, 37%, 15%, 6%, 34%, 14%, 29% and 15%, respectively, from the same quarters in the prior years. The Company believes that a number of factors contributed to these declines. During the second and third quarters of fiscal 1994, software product license revenues were negatively impacted by customer concerns related to a patent infringement lawsuit against the Company. At the end of the third quarter, the Company settled the patent infringement litigation and received a worldwide license under the patent. In addition, the Company believes that software product license revenues during the past three fiscal years have been negatively impacted by lengthening sales cycles, which the Company attributes to lengthened customer product evaluations and to the Company's transition to open systems/client-server/open database environments, and by the weak European economy and changes in key European management in fiscal 1994. The Company also believes that software product license revenues in 1994 were negatively affected by customer concerns regarding the Company's financial condition and in fiscal 1995 by the potential outcome of the Company's arbitration litigation. See "Risk Factors -- Litigation."

     For the fiscal year ended June 30, 1994, the Company incurred an operating loss of approximately $16.2 million before restructuring charges. The Company also experienced an operating loss of $15.5 million for the fiscal year ended June 30, 1995 and an operating loss of $3.1 million for the nine months ended March 31, 1996. There can be no assurance that the Company will return to profitability or that, if profitability is achieved, it will be maintained.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Revenues" in the Company's Form 10-K Report and March 31, 1996 Form 10-Q/A Report.

     Fluctuations in Operating Results. The Company has experienced significant quarterly fluctuations in operating results and anticipates that such fluctuations may occur in the future. See quarterly financial information contained in the Form 10-Q Reports and in Note 14 to the Consolidated Financial Statements in the Form 10-K Report. Quarterly revenues depend on the volume and timing of orders received during the quarter, which are difficult to forecast. The Company generally ships orders as received and, as a result, typically has little or no backlog. Historically, the Company has often realized a substantial portion of its software product license revenues in the last two weeks of a quarter. Due to the Company's relatively low cost of incremental software product license revenues, any shortfall or delay in software product license revenues has an immediate and substantial impact on profitability in the quarter. The Company has experienced lengthening sales cycles, which have further impacted its quarterly results. Operating results may also fluctuate due to factors such as the demand for the Company's products, the size and timing of customer orders, the introduction of new products and product enhancements by the Company or its competitors, changes in the proportion of revenues attributable to software product licenses versus consulting and other services, changes in the level of operating expenses, and competitive conditions in the industry. Many of the factors that could result in quarterly fluctuations are not within the Company's control. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock. In fiscal 1996 to the date hereof, the market prices of the Common Stock have ranged from a high of $8.125 to a low of $2.1875.

     Litigation. The Company has recently settled two significant lawsuits. The first suit, filed on December 30, 1992, in the Superior Court for Santa Clara County, California, by Argonaut Information Systems of California, Inc. ("Argonaut"), from which the Company purchased rights to certain software products in 1989, alleged that the Company was contractually required to pay certain "earn-out" amounts based upon profitability of those products. Argonaut's final claim was for approximately $8.5 million, plus interest, costs and attorneys' fees, in addition to approximately $5 million previously paid. This claim was submitted to binding arbitration. The arbitrator's decision awarded the plaintiff amounts in addition to those previously paid of approximately $3.5 million, plus interest, costs and attorneys' fees of approximately $1.2 million. Argonaut and the Company each asserted additional claims in connection with the same contract. These additional claims were not submitted to arbitration and on June 30, 1995, the parties agreed to a complete settlement of all claims. Under the terms of the settlement, the final amount determined to be owing pursuant to the arbitration award was paid $1 million upon signing and the balance in nine equal installments of principal (plus interest at 12%) and, in addition, the Company issued shares of its Common Stock to Argonaut with an estimated value of $808,000. Accordingly, the Company recorded expense of $4,975,000 during the quarter ended March 31, 1995, and recorded $255,000 of acquired computer technology during the quarter ended June 30, 1995, which represent the additional judgment, legal costs, accrued interest and amounts payable under the settlement agreement. In exchange for the cash payments and the issuance of the Common Stock, both parties dismissed their lawsuits with prejudice, and the Company received a non-exclusive, worldwide, royalty-free license to certain additional Argonaut technology. On February 1, 1996, the Company made the final payment to Argonaut required under the settlement agreement.

     The second suit, captioned Barrett et al. v. Ross Systems was filed on January 3, 1994 as a securities class action in the U.S. District Court for the Northern District of California. The suit named the Company and six of its current and former officers and directors as defendants. On July 21, 1994, the Court dismissed the complaint, allowing leave to amend certain of the claims. Plaintiffs subsequently filed an amended complaint on August 29, 1994. The Company and the other defendants filed motions to dismiss certain allegations of the amended complaint. On December 5, 1994, the Court granted these motions in part, dismissing certain allegations of the amended complaint and allowing plaintiffs to proceed with other allegations. The remaining allegations claimed that the Company's financial statements improperly included revenue from certain software product licenses in violation of SFAS 5, SFAS 48 and SOP 91-1; that the Company improperly capitalized software development costs and failed to write down capitalized software costs to net realizable values in a timely manner; that defendants failed to disclose certain unspecified problems in software developed by the Company; and that the Company issued forecasts that it knew at the time to have no reasonable basis. The Company denied these allegations.

     In October 1995, the parties reached a definitive agreement for settlement of this matter. The agreement required the Company to contribute (i) 500,000 shares of its Common Stock or (ii) shares of its Common Stock with a market value of $3 million, whichever is greater. In addition, the Company's insurance carrier agreed to make a cash payment of $2.8 million toward the settlement, $680,000 of which otherwise would have been paid to the Company under an existing legal expense reimbursement agreement. Accordingly, the Company made a related accrual of $3,680,000 in fiscal 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Litigation Settlements and Expenses" in the Form 10-K Report. The settlement does not constitute an admission of liability by the Company. The Company and the other former defendants deny each and every claim and contention alleged in the lawsuit. The settlement agreement was approved by the court on December 13, 1995. In January 1996, the Company issued 308,351 shares of Common Stock with a market value of $900,000 as part of its contribution to the settlement. On or before July 12, 1996, the Company will issue (i) 350,000 additional shares of Common Stock or (ii) additional shares of Common Stock with a market value of $2,100,000, whichever is greater, as the remainder of its contribution to this settlement.

     Liquidity and Capital Resources. In fiscal 1995 and the nine months ended March 31, 1996, the Company used $10.3 million and $11.5 million, respectively, in cash for operations and for investments in capitalized software, property and equipment. At March 31, 1996, the Company had $3.3 million of cash and cash equivalents and total borrowings of $8.8 million against a $10 million revolving credit facility established in October 1994. Borrowings under the revolving credit facility are collateralized by substantially all of the assets of the Company and availability is based on eligible accounts receivable, as determined in the lender's sole discretion. Principally as a result of net losses during fiscal 1996 and payments of approximately $5.6 million associated with the settlement of two significant lawsuits, the Company has determined that it requires additional debt or equity capital to finance continuing operations.

     Accordingly, on December 29, 1995, the Company entered into a Subscription Agreement with a foreign institutional investor pursuant to which the investor purchased 500,000 shares of the Company's Series A Preferred Stock for an aggregate purchase price of $2 million. In connection with this transaction, the investor granted the Company options (the "Options") to require the investor to purchase shares of the Company's Preferred Stock with an aggregate value of $4 million during the period from and including July 1, 1996 through and including December 30, 1998. The Company has created and reserved 500,000 shares of its Series B Preferred Stock and 500,000 shares of its Series C Preferred Stock for issuance and sale to the investor upon exercise of the Options. In addition, the Company granted the investor a warrant (the "Warrant") to purchase 400,000 shares of the Company's Common Stock at an exercise price of $5.576 per share during the period from and including July 1, 1997 through and including December 29, 2000. Under certain circumstances, the holders of the Series A, B and C Preferred Stock may require the Company to redeem their shares at par plus dividends accrued at 2% per annum from their original issue. On January 2, 1996, the Company received net cash from the investor of $1,870,000, after payment of placement agent fees and other related offering expenses. The Company has used the proceeds from this transaction to satisfy vendor obligations and to increase working capital. See the January 2, 1996 Form 8-K Report. On or about January 26, 1996, the Company was advised by the National Association of Securities Dealers, Inc. (the "NASD") that it would be required to obtain shareholder approval before exercising the Options because of the possibility that the number of shares issued upon conversion of the Series A, B and C Preferred Stock (if converted at a price below the conversion price of the Series A Preferred Stock on the date of issuance) could exceed 20% of the Common Stock outstanding on the date of issuance of the Series A Preferred Stock, thus triggering the shareholder approval requirement set forth in Part III, Section 6(i)(1)(d) of Schedule D to the By-Laws of the NASD. Accordingly, the Company has reached an agreement with the investor to amend the terms of the agreement to limit the number of shares of common stock issuable thereunder to be less than 20% of the shares of common stock outstanding on December 29, 1995.

     In addition, on February 23, 1996, the Company closed a private placement of shares of its Series D Preferred Stock (the "Series D") to a small number of institutional investors (the "Transaction"). The Series D Preferred Stock accrues dividends at 6% per annum which are payable in kind. The net proceeds to the Company from the transaction was $4,575,000, after payment of placement agent fees and other related offering expenses. The Series D Preferred Stock is convertible into shares of the Company's Common Stock at a conversion price equal to the lower of (i) the average of the closing bid prices for the Common Stock for the five trading days (the "Market Price") prior to February 13, 1996 or (ii) 82% of the Market Price prior to the date on which the Series D Preferred Stock is converted into Common Stock. The Series D Preferred Stock must be converted into Common Stock no later than February 23, 1997. Under the NASD By-Laws, shareholder approval is required prior to the issuance of securities in connection with a private placement which could result in the sale or issuance by the Company "of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock" (Part III, Section 6(i)(1)(d) of Schedule D to the NASD By-Laws). In cases where "the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise" (Part III, Section 6(i)(1)(e)), the NASD By-Laws further provide for an exception to the shareholder approval requirement upon application to the NASD. The Company applied for and received such an exception from the NASD, which was conditional upon the Audit Committee of the Board of Directors of the Company approving the exception and the notification of shareholders of the Company's election not to seek their approval of the Transaction. As required by Part III, Section 6(i)(1)(d) of Schedule D to the NASD By-Laws, the Transaction was closed ten days after the mailing of notification to the shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the March 31, 1996 Form 10-Q/A Report and the February 28, 1996 Form 8-K Report.

     International Sales. The Company derived approximately 40% and 39% of its total revenues from international sales in fiscal 1995 and the first nine months of fiscal 1996, respectively, and expects that such sales will continue to generate a significant percentage of total revenues. The Company experienced an increase in total European revenues of 24% in fiscal 1995 as compared to fiscal 1994 and a decrease of 10% in the first nine months of fiscal 1996 as compared to the same period of the prior year. The fiscal 1995 increase was primarily a result of improved execution by the Company's new European management team. The decrease for the first nine months of fiscal 1996 was primarily due to prospective customer concerns regarding the Company's financial condition. To date, the Company has not sought to hedge the risks associated with currency fluctuations, but may engage in such transactions in the future in order to reduce its exposure to currency fluctuations. The Company is also subject to other risks associated with international operations, including tariff regulations, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales" in the Form 10-K Report and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" in the Form 10-K Report and the March 31, 1996 Form 10-Q /A Report.

     Rapid Technological Change; Product Transitions. The market for the Company's products is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. As a result, the Company's prospects depend upon its ability to continue to enhance its existing products, develop and introduce in a timely manner new products that take advantage of technological advances, and respond to new customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products or new products incorporating new technology on a timely basis, or that its new products will adequately address the changing needs of its markets. If the Company is unable to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, the Company's business and results of operations will be materially and adversely affected. In addition, given the Company's recent resource constraints, it has restricted its product development efforts to a relatively small number of key projects. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to defer purchasing existing Company products. The Company has in the past experienced delays in software development and there can be no assurance that the Company will not experience further delays in connection with its current or future product development activities. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's business, financial condition and results of operations. Software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. There can be no assurance that errors will not be found in new products after commencement of commercial shipments, resulting in a loss of or delay in market acceptance. See "Business -- Competition" in the Form 10-K Report.

     Competition. The business applications software market is intensely competitive. Due to the breadth of the Company's product line, it competes with a broad range of applications software companies whose products operate with Digital Equipment Corporation ("DEC"), Hewlett-Packard Company ("HP") and International Business Machines Corporation ("IBM") RS/6000 computers. The Company's primary competitors include the following: business application software providers which offer products on multiple platforms, such as Oracle, Peoplesoft and SAP; business application software providers that have ported their software from the IBM mainframe environment to operate with DEC, HP or IBM RS/6000 computers, such as Dun and Bradstreet Software; and business applications software providers in vertical markets that offer products that compete with the Company's process manufacturing products, such as Datalogix International, Inc. and Marcam Corporation. In the human resource market, the Company competes with various business applications software providers, including Peoplesoft. Additionally, the Company faces competition from third-party business application processing providers operating on minicomputers such as the IBM AS/400. Many of the Company's competitors have substantially greater financial, technical, marketing and sales resources than the Company. See "Business -- Competition" in the Form 10-K Report.

     Dependence on and Relationship with DEC, HP and IBM. A significant portion of the Company's total revenues are derived from business application software products and related services for users of DEC, HP and IBM computers. The Company's business therefore depends to a large extent on the success of DEC, HP and IBM computers in the commercial marketplace. The Company's business would be materially and adversely affected if DEC's, HP's or IBM's share of the commercial market declined or if their installed customer base in this market eroded. The Company considers its close relationships with DEC, HP and IBM in marketing, sales and software product development activities to be strategic to the Company's business. The Company would be materially and adversely affected if DEC, HP or IBM decided to terminate or significantly reduce its cooperation with the Company in these activities, or to market products competitive with the Company's products. See "Business -- Marketing and Sales" in the Form 10-K Report.

     Key Employees. The Company's success depends on a number of its key employees, most of whom are not subject to employment contracts. The loss of the services of these key employees could have a material adverse effect on the Company. The Company believes that its future success will also depend in large part on its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business -- Employees" in the Form 10-K Report.

     Dependence on Proprietary Technology; Risk of Technology Litigation. The Company's success is dependent upon its proprietary technology and products. The Company regards its software as proprietary and, to date, has relied principally upon copyrights, trademarks, trade secrets and contractual restrictions to protect its proprietary technology. The Company currently has no patents. The Company generally enters into confidentiality agreements with employees and confidentiality and license agreements with its distributors, customers and potential customers, and limits access to and distribution of the source code to its software and other proprietary information. Under some circumstances, the Company grants licenses that give limited access to the source code of the Company's products which increases the likelihood of misappropriation or misuse of the Company's technology. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach by others. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     There has been substantial industry litigation regarding intellectual property rights of technology companies. Although the Company is not aware of any infringement by its products of any patents or proprietary rights of others, patent protection for software is still a developing area of law. The Company has, in the past, been subject to litigation related to alleged infringement by the Company of a third party's rights, which resulted not only in the Company incurring significant legal fees and settlement costs but also in a substantial diversion of management attention and a loss of software product license revenues due to prospective customer concerns related to such litigation. In the future, the Company may be subject to additional litigation to defend the Company against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse affect on the Company's business, results of operations and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all. See "Business -- Proprietary Rights and Licenses" in the Form 10-K Report.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of securities hereby for working capital and general corporate purposes. Pending such uses, the Company intends to invest the net proceeds in investment grade, interest-bearing securities.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through one or more underwriters or directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     The Company may grant underwriters who participate in the distribution of Common Stock an option to purchase additional Common Stock shares to cover over-allotments, if any.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the applicable Prospectus Supplement.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The Consolidated Financial Statements of the Company at June 30, 1994 and 1995 and for each of the three years in the period ended June 30, 1995, have been incorporated by reference in this Prospectus and Registration Statement in reliance upon the three-year report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference in this Prospectus and Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

    Securities and Exchange Commission registration fee..................      $   863
    Printing and engraving expenses......................................          600
    Legal fees and expenses..............................................        4,500
    Accounting fees and expenses.........................................        4,000
    Miscellaneous expenses...............................................        2,037
                                                                               -------
         Total...........................................................      $12,000
                                                                               =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Fourth Article of the Registrant's Restated Articles of Incorporation provides for the indemnification of directors to the fullest extent permissible under California law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.  EXHIBITS

      4.2 *      Articles of Incorporation of Registrant, as amended
      4.3 **     By-Laws of Registrant, as amended
      5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
     23.1        Consent of KPMG Peat Marwick LLP, Independent Auditors
     23.2        Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
     24.1        Power of Attorney (included at page II-3)
     27.1        Financial Data Schedule

- ---------------

* Incorporated by reference to the exhibit filed with Registrant's December 31, 1995 Form 10-Q Report, as amended by the exhibits filed by the Registrant's Current Report on Form 8-K dated February 13, 1996.

**  Incorporated by reference to the exhibit filed with Registrant's Annual
     Report on Form 10-K filed September 27, 1993.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the intial bona fide offering thereof.

          3. That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          4. That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          6. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 14th day of June, 1996.

                                            ROSS SYSTEMS, INC.

                                            /s/ Dennis V. Vohs
                                                Dennis V. Vohs
                                                Chairman of the Board and Chief
                                                Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis V. Vohs and James A. Watts, Jr. and each of them acting individually, as attorneys-in-fact for the undersigned, each with full power of substitution for the undersigned in any and all capacitates, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby certifying and confirming our signatures as they may be signed by our said attorneys to any and all amendments of the Registration Statement on Form S-3.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date signed by the Company:

          SIGNATURE                                  TITLE                            DATE
- ------------------------------   ---------------------------------------------   --------------
     /s/  Dennis V. Vohs         Chairman of the Board and Chief Executive       June 14, 1996
        (Dennis V. Vohs)         Officer (Principal Executive Officer)

   /s/  James A. Watts, Jr.      Vice President, Finance and Administration,     June 14, 1996
      (James A. Watts, Jr.)      Chief Financial Officer (Principal Financial
                                 and Accounting Officer) and Secretary

      /s/  Mario M. Rosati       Director                                        June 14, 1996
         (Mario M. Rosati)

     /s/  Bruce J. Ryan          Director                                        June 14, 1996
        (Bruce J. Ryan)

     /s/ J. Patrick Tinley       President and Chief Operating Officer           June 14, 1996
        (J. Patrick Tinley)

     /s/  A. David Tory          Director                                        June 14, 1996
        (A. David Tory)


                               INDEX TO EXHIBITS

                                                                                        SEQUENTIALLY
                                                                                          NUMBERED
EXHIBITS                                                                                    PAGE
- --------                                                                                ------------
   4.2      Restated Articles of Incorporation of Registrant.........................        (A)
   4.3      By-Laws of Registrant....................................................        (B)
   5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation....
  23.1      Consent of KPMG Peat Marwick LLP, Independent Auditors...................
  23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
            (included in Exhibit 5.1)................................................
  24.2      Power of Attorney (included at page II-3)................................
  27.1      Financial Data Schedule..................................................

- ---------------

(A) Incorporated by reference to the exhibit filed with Registrant's December 31, 1995 Form 10-Q Report, as amended by the exhibits filed by the Registrant's Current Report on Form 8-K dated February 13, 1996.

(B) Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-K filed September 27, 1993.